Exhibit 99.1

News Release For Immediate Release

Catasys Adds Canary Health to OnTrak Platform

Partnership Expands Online Support for Members with Chronic Disease

Los Angeles, CA – June 6, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced a strategic partnership with digital therapeutics company Canary Health.

“Catasys has built a unique, proprietary approach to engaging health plan members with unmet behavioral health needs who also suffer from chronic disease. Offering this population digital access to Canary Health’s online program is yet another way we are expanding our platform to address chronic disease directly,” stated Terren Peizer, Catasys chairman and CEO. “We plan to continue to broaden our platform through additional partnerships and proprietary capabilities in the coming months.”

Catasys is piloting Canary Health’s Better Choices, Better Health (BCBH) program with eligible members of one of its national health plan partners. BCBH is a series of peer-moderated online workshops designed to improve an individual’s self-efficacy in managing chronic conditions. It’s been proven effective in major studies to improve health outcomes and lower healthcare utilization and costs. The partnership provides eligible OnTrak members with a path to specifically engage in self-managing their chronic disease.

“We’re excited to collaborate with Catasys,” said Adam Kaufman, Canary Health president and CEO. “Members and health plans will both benefit as we couple Catasys’ expertise in engagement with Canary Health’s leadership in addressing chronic disease through peer support and digital services. Together we’ll further improve member health and drive cost savings for health plans.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys, Inc. June 6, 2019	Page 2

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Learn more at www.catasys.com.

About Canary Health

Canary Health, a leading digital therapeutics company, offers programs that empower individuals with chronic conditions. We work with the largest healthcare organizations in North America offering Better Choices, Better Health ® (BCBH), an online six-week workshop facilitated by trained peer coaches. Participants reflect on how their life is impacted by their health and work to set personal action plans. They receive support from their peers, and coaches. BCBH has been proven to improve self-confidence, quality of life, and health outcomes and to lower healthcare utilization and costs.

www.canaryhealth.com | www.facebook.com/canaryhealth | www.twitter.com/canaryhealth

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com